Exhibit 10.48

CERTAIN INFORMATION INDICATED BY [ * * * ] HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

CORN SUPPLY AGREEMENT

(HERON LAKE, MINNESOTA)

THIS CORN SUPPLY AGREEMENT (the “Agreement”) is dated and made effective as of September 1, 2011, by and between Heron Lake BioEnergy, LLC, a Minnesota limited liability company (“Buyer”), and Gavilon, LLC, a Delaware limited liability company (“Gavilon”) (each of Buyer and Gavilon is a “Party” and together they are collectively referred to as the “Parties”).

RECITALS:

(a)                                  Buyer desires to have Gavilon originate and supply corn (or assist in originating and supplying corn) required at Buyer’s plant located at Heron Lake, Minnesota (the “Plant”), and to provide related services to Buyer; and

(b)                                 Gavilon desires to enter into an agreement with Buyer to originate and supply (or assist in originating and supplying) such products and provide the related services for Buyer.

AGREEMENT:

NOW THEREFORE, in consideration of the above recitals and the mutual promises and covenants set forth herein, the Parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATIONS

1.1           Definitions.  As used in this Agreement, the following terms have the following meanings:

1.1.1                        “Agreement” means this Corn Supply Agreement.

1.1.2                        “Business Day” or “Business Days” means the hours from 8:00 a.m. to 5:00 p.m. Central Time excluding Saturdays, Sundays, and scheduled holidays observed by the Chicago Board of Trade, Chicago, Illinois, USA.

1.1.3                        “Buyer’s Corn Order(s)” has the meaning given in Section 3.2.1.

1.1.4                        “Change in Control” means a change in the ownership of a Party, whereby such change results in any person or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Project Viking, L.L.C. or any affiliates owned or controlled by Ron and Diane Fagen with respect to Buyer, directly or indirectly, having the ability to control the governing body of such Party.

1.1.5                        “Claims” has the meaning given in Section 10.2.

1.1.6                        “Confidential Information” has the meaning given in Section 9.1.

1.1.7                        “Confirmed Order” has the meaning given in Section 3.2.2.

1.1.8                        “Constructively Placed” or “Constructive Placement” means, with respect to a shipment of Corn by railcar, that such railcar has been deemed constructively placed by the applicable railroad to the Delivery Point.

1.1.9                        “Corn” means corn to be sold by Gavilon to Buyer pursuant to the terms of this Agreement and as further described in Section 3.1.

1.1.10                  “Corn Buyer(s)” has the meaning given in Section 3.2.

1.1.11                  “Delivered Corn Price” means the price in $/bushel for the applicable Corn as established in the applicable Buyer’s Corn Order or Confirmed Order.

1.1.12                  “Delivery Point” means the location at the Plant where the Corn is unloaded from railcars or trucks to storage.

1.1.13                  “Delivery Schedule” has the meaning given in Exhibit “A”.

1.1.14                  “Demurrage” means all costs, damages, penalties and charges resulting from any delay in loading and/or unloading of Corn shipments, including, without limitation, any delay related to any truck or railcar (as applicable) being incapable of timely offloading any shipment of Corn due to mechanical failure or for other reasons.

1.1.15                  “Elevator” means, collectively, (i) the grain elevators owned by Lakefield Farmers Elevator, LLC, and located in Lakefield, Minnesota (1,872,000 bushel capacity) and Wilder, Minnesota (920,000 bushel capacity), and (ii) the grain storage facility owned by Buyer and located in Heron Lake, Minnesota (550,000 bushel capacity) which is utilized for temporary grain storage prior to use at the Plant.

1.1.16                  “Ethanol and DDG Agreement” has the meaning given in Section 10.1.

1.1.17                  “Force Majeure” has the meaning given in Section 11.2.

1.1.18                  “Holiday” means New Year’s Day, Good Friday (i.e., Friday before Easter Sunday), Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

1.1.19                  “Indemnitee Group” has the meaning given in Section 10.2.

1.1.20                  “Indemnitor” has the meaning given in Section 10.2.

1.1.21                  “Limited Sale(s)” has the meaning given in Section 3.9.

1.1.22                  “Initial Term” has the meaning given in Section 2.1.

1.1.23                  “Master Agreement” means the Master Netting, Setoff, Credit and Security Agreement of even date herewith between Buyer and Gavilon.

1.1.24                  “NGFA” means the National Grain and Feed Association.

1.1.25                  “Plant” has the meaning given in the first recital.

1.1.26                  “Renewal Terms” has the meaning given in Section 2.2.

1.1.27                  “Representatives” has the meaning given in Section 9.2.

1.1.28                  “Storage Agreement” means that certain Corn Storage Agreement, dated concurrently herewith, by and between Gavilon and Lakefield Farmers Elevator, LLC, a Minnesota limited liability company.

1.1.29                  “Supply Fee” has the meaning given in Section 3.3.

1.1.30                  “Term” means the Initial Term and any Renewal Terms.

1.1.31                  “Third-Party Purchases” has the meaning given in Section 3.1.

1.1.32                  “Trade Rules” means the trade rules of the NGFA Trade Rules and Arbitration Rules Booklet, as amended March 5, 2010, and as otherwise amended or restated from time to time.  Any reference to the Trade Rules in this Agreement shall be a reference to the specific portions of the Trade Rules which are applicable to such reference.  By way of example and not limitation, any reference to arbitration in accordance with the terms of the Trade Rules shall be a specific reference to the arbitration provisions of the Trade Rules.

1.2           Industry Usage.  Any word, phrase or expression that is not defined in this Agreement and that has a generally accepted meaning in the custom and usage in the corn industry shall have that meaning in this Agreement.

Article 2
TERM

2.1           Initial Term. This Agreement shall become effective as of the date hereof and shall remain in effect for two (2) years (the “Initial Term”) unless extended as set forth in Section 2.2.

2.2           Renewal Terms.  This Agreement shall automatically extend for successive one (1) year terms (each a “Renewal Term”), unless either (i) at least six (6) months prior to expiration of the Term, Gavilon provides written notice to Buyer that the Agreement shall terminate at the end of the then-current Term, or (ii) at least sixty (60) days prior to expiration of the Term, Buyer provides written notice to Gavilon that the Agreement shall terminate at the end of the then-current Term.

Article 3
CORN SUPPLY TERMS

3.1           Supply of Corn. Except as otherwise provided in this Agreement, Buyer agrees to purchase from Gavilon one-hundred percent (100%) of Buyer’s corn requirements at the Plant, and Gavilon agrees to supply and sell such corn to Buyer, at the Delivered Corn Price and otherwise in accordance with terms and conditions of this Agreement (the “Corn”).  Gavilon may deliver the Corn via railcars or trucks with such shipments not to exceed size units as mutually agreed.  The Parties agree to discuss Corn availability and delivery options, and to reach a mutually-acceptable Delivery Schedule as set forth in Exhibit “A”.

Should Buyer subsequently plan to increase crush volumes at the Plant in excess of the current maximum volume, whether via expansion or otherwise, Buyer shall utilize Gavilon to supply the Corn needed for such increased production, all in accordance with the terms of this Agreement.

3.2           Delivered Corn Price; Confirmation Process.  As of the date of this Agreement, the Parties anticipate that Buyer shall utilize its own personnel to originate and supply corn required at the Plant (each a “Corn Buyer” and collectively the “Corn Buyers”); provided, however, in the event that the Corn Buyers are unable to originate and supply enough Corn for the Plant, then Gavilon shall assist in originating and supplying corn.  Buyer acknowledges and agrees that any Corn Buyers shall be employees or subcontractors (as applicable) of Buyer, and Buyer shall maintain all responsibility and liability for paying wages, benefits or other forms of remuneration for such Corn Buyers’ activities.

3.2.1                        In the event that Buyer originates and supplies Corn for its Plant, Buyer shall establish the Delivered Corn Price based upon its offer and confirmation process with the seller of the Corn (each a “Buyer’s Corn Order” and collectively the “Buyer’s Corn Orders”); provided, however, the terms and conditions of each Buyer’s Corn Order shall fit within the parameters as set forth on Exhibit “B”.  At least one time per day, Buyer shall provide Gavilon with all Buyer’s Corn Orders for such day, whereby such Orders shall be input into Gavilon’s electronic system for tracking Corn purchases, with any such input process to be mutually agreed upon by the parties.  After receiving the Buyer’s Corn Orders, Gavilon shall send a “confirmation” back to Buyer which reflects (i) the total amount of bushels purchased by Corn Buyer during said day for a specified period (i.e., a specified week, month or quarter), and (ii) the average price for the bushels purchased in each confirmation.  By way of example and not limitation, in the event that there are 50 Buyer’s Corn Orders during any particular day, whereby (i)  25 of such Orders are for delivery during the week of December 5-9, 2011, (ii) 15 of the Orders are for delivery in January  2012, and (iii) 10 of the orders are for delivery anytime during the first quarter of 2012, then Gavilon would provide Buyer with three “confirmations” to reflect in the aggregate the amount of bushels specifically purchased in the 50 Buyers Corn Orders for delivery during the specific week, month and quarter, and the average price per bushel for such purchases.  In the event that the Corn Buyers determine that he/she/they cannot originate and supply enough Corn as needed for the Plant at any time, Buyer shall promptly notify Gavilon and request that Gavilon assist in originating and supplying Corn in accordance with Section 3.2.2 below.  After entering the Buyer’s Corn Orders into Gavilon’s system as described in this Section 3.2.1., Buyer shall have no right to subsequently change any such Buyer’s Corn Orders or sell any of the Corn purchased under such Buyer’s Corn Orders except as set forth in Section 3.9 below.

3.2.2                        In the event that Buyer desires to have Gavilon assist in originating and supplying Corn for the Plant, the Delivered Corn Price to Buyer will be established through an “offer” and “confirmation” process between both Parties.  Gavilon will offer market-based (delivered) Corn prices to Buyer and Buyer shall timely confirm the offered price, volume and delivery period to establish each “Confirmed Order”, all as set forth in Exhibit “A”.  To the extent that any terms of any Confirmed Order conflict with the terms of this Agreement, the terms of this Agreement shall govern unless both Parties have specifically expressed their intent in writing to supersede the terms of this Agreement.  Should Buyer reject, or fail to confirm, the Corn offers on said timely basis, Gavilon will be relieved of any obligation to deliver any such Corn or to procure any substitute Corn should Buyer’s inventory become depleted as a result.

3.3           Gavilon Supply Fee.  Buyer shall pay Gavilon a “Supply Fee” for every bushel of Corn received at the Elevator or Plant by Buyer from a Buyer’s Corn Order or a Confirmed Order.  The Supply Fee shall be based upon the following:

3.3.1                        [ * * * ] for every bushel of Corn purchased by Gavilon for Buyer; and

3.3.2                        The length of time measured between (i) Gavilon’s purchase of any Corn under Buyer’s Corn Orders which is either stored in, or enroute to or from, the Elevator or the Plant after Gavilon’s payment for such Corn, and (ii) Buyer’s receipt of an invoice for such Corn after title to the Corn passes from Gavilon to Buyer.  [ * * * ].

Gavilon will invoice and identify the Supply Fee (i) arising under Section 3.3.1 above on each invoice related to delivery of Corn to Buyer, and (ii) arising under Section 3.3.2 above on each Netting Statement (as defined in the Master Agreement).  Buyer hereby acknowledges that the Supply Fee charged by Gavilon in accordance with the terms of this Section 3.3 has been reduced from Gavilon’s normal fees and charges to other purchasers of Corn, with such discount reflecting, in part, the value of storage services received by Gavilon under the terms of the Storage Agreement.  Buyer further acknowledges and agrees that the benefits it receives from Gavilon under this Agreement, the Master Agreement and any other agreements referenced herein or therein shall constitute fair and adequate consideration for the storage provided by Buyer’s wholly-owned subsidiary Lakefield Farmers Elevator, LLC under the terms of the Storage Agreement.

3.4           Buyer’s Failure to Purchase.  In the event that Gavilon is prepared to deliver Corn per the relevant Buyer’s Corn Order or Confirmed Order, and Buyer fails to take delivery of any such tonnage, and Gavilon, after using commercially reasonable efforts to mitigate any damages, sells such Corn to a substitute buyer, then Buyer shall reimburse Gavilon for (i) the amount, if any, by which the Delivered Corn Price exceeds the price paid by the substitute buyer, plus (ii) reasonable out-of-pocket additional costs incurred by Gavilon due to such substitute sale, including, without limitation, additional leased railcar costs, dead mileage costs for leased railcars, and out-of-pocket costs of selling Corn (Gavilon’s internal costs shall be excluded).  If Gavilon is unable to sell the Corn to a substitute buyer, then Buyer shall reimburse Gavilon for the entire purchase price plus reasonable additional costs, and Gavilon shall sell and redeliver such Corn to Buyer (at Buyer’s expense).  Buyer acknowledges and agrees that Gavilon shall be entitled to the Supply Fee on Corn sales under this Section.  Payment shall be made according to the terms set forth in Article 4 upon Buyer’s receipt of appropriate documentation from Gavilon, including, without limitation, invoices and receipts related to such sale of Corn.  All such additional costs incurred by Gavilon, if any, shall be fully documented by Gavilon and submitted to Buyer as a condition to Buyer’s reimbursement hereunder.  Except to the extent specified in Section 8.2.1, the remedy specified in this Section 3.4 shall be Gavilon’s sole and exclusive remedy in the event that Buyer fails to take delivery of any Corn per the relevant Buyer’s Corn Order or Confirmed Order.

3.5           Delivery Shortfall.  If Gavilon fails to make available for purchase the quantity of Corn specified in any Buyer’s Corn Orders, Buyer shall be responsible for addressing any such shortfalls with the seller of such Corn under the Buyer’s Corn Order.  If Buyer is unable to obtain satisfaction from the supplier under the Buyer’s Corn Order, Buyer may request that Gavilon obtain replacement Corn in accordance with Section 3.2.2; provided, however, Buyer shall maintain responsibility for obtaining any remedies against the original supplier of such Corn as agent of Gavilon or as assignee of Gavilon under the original contract, and Buyer shall be entitled to retain any damages or other amounts obtained against the original supplier.  If requested by Buyer, Gavilon shall provide reasonable assistance to Buyer and provide reasonable documentation in addressing Corn shortfalls arising under Buyer’s Corn Orders.

If Gavilon fails to make available for purchase the quantity of Corn specified in any Confirmed Orders or in the event Corn specified in any Confirmed Order is rightfully rejected, and Buyer, using commercially reasonable efforts to mitigate any damage, is unable to obtain a substitute supply of Corn at a price equal to or less than the Delivered Corn Price, as set forth in such specified Confirmed Orders, then Gavilon shall pay Buyer: (i) the amount, if any, by which the Delivered Corn Price is less than the price paid by Buyer for substitute supply, multiplied by the delivery shortfall (Confirmed Order quantity less the amount actually delivered by Gavilon); plus (ii) any reasonable additional costs solely and directly incurred by Buyer to identify a substitute seller.  All such additional costs incurred by Buyer, if any, shall be fully documented by Buyer and submitted to Gavilon as a condition to Gavilon’s payment obligation hereunder.  Except to the extent specified in Section 8.3, the remedy specified in this Section 3.5 shall be Buyer’s sole and exclusive remedy in the event that Gavilon fails to supply the quantity of Corn specified in any Confirmed Order.

3.6           Gavilon Responsibilities.  In addition to, and without limiting Gavilon’s other obligations hereunder, Gavilon shall:

3.6.1                        Coordinate logistics for delivery of the Corn in accordance with the applicable Delivery Schedule.

3.6.2                        Be responsible for all inbound shipment logistics including the management of railcars and truck transportation.

3.6.3                        Manage all claims by Gavilon vendors under, and be responsible for such vendors’ compliance with shipments governed by, the various Trade Rules.

3.7           Buyer Responsibilities.  In addition to, and without limiting Buyer’s other obligations hereunder, Buyer shall:

3.7.1                        Advise Gavilon of Buyer’s annual Corn requirements, and provide Gavilon with timely and accurate forecasts of the amount, as well as the type or grade, of Corn needed pursuant to Exhibit “A”.

3.7.2                        Provide timely notice to Gavilon if Buyer desires Gavilon to assist in originating and supplying Corn due to any shortfall in Buyer’s ability to originate and supply Corn to the Plant.

3.7.3                        Provide to Gavilon on a daily basis complete and accurate reports and downloads of all related data on Corn (i) delivered to the Plant, (ii) moved from storage at the Plant into the grinders at the Plant, and (iii) sold as a Limited Sale in accordance with Section 3.9 below.

3.7.4                        Provide to Gavilon on a daily basis all data related to the Buyer’s Corn Orders, as described in Section 3.2.1.

3.7.5                        Inform Gavilon of all scheduled Plant shutdowns at the time the quarterly Delivery Schedule is submitted by Buyer under Exhibit “A”, Section 1, and as soon as reasonably possible after Buyer becomes aware of the occurrence of any event that may result in an unscheduled Plant shutdown.

3.7.6                        Provide a designated individual for daily operational and logistic issues and provide a designated individual for pricing and other contractual issues.

3.7.7                        Submit to Gavilon by 10:00 A.M. (Central time) each Monday an inventory report reflecting total Corn inventory.

3.7.8                        Make available certain of its employees or subcontractors to serve as Corn Buyers to purchase Corn from producers as necessary to meet the Delivery Schedule for Corn.

3.7.9                        Operate the Plant scales where the Corn is received from the delivering parties, for the purpose of receiving, weighing and inputting customer account information related to the delivery and unloading of Corn.  Buyer shall notify Gavilon immediately of any errors, problems or complaints from any third-party relating to the Plant scales, operation of the scales and/or weighing of Corn.  Buyer will maintain properly certified scales in accordance with the Trade Rules and accurately weigh, grade and account for all such incoming Corn.  Buyer shall provide, at least on an annual basis, Gavilon with any certification certificates related to its scales and, in the event that either Buyer or Gavilon reasonably believes that any scales are not working properly, either Party may request that such scales be tested and recertified.

3.7.10                  Provide to Gavilon certain annual reports and financial statements of Buyer in accordance with the terms of the Master Agreement.

3.8           Trade Rules.  The Parties agree that they are subject to the Trade Rules for purposes of this Agreement; however, the terms of this Agreement shall govern in the event of a conflict with the applicable Trade Rules.  Each Party is responsible for the administration and execution of the Trade Rules with respect to their respective suppliers of Corn.  Buyer agrees to comply with the Trade Rules to the extent applicable to Corn specifications, analysis and discounts, unless otherwise stated herein.

3.9           Limited Corn Sales.  Buyer shall have the right to make certain limited Corn sales (each a “Limited Sale”) for purposes of either (i) supplying local users with Corn consistent with Buyer’s past practices or (ii) locking in profits when Buyer’s Corn supplies are adequate to continue operations at the Plant despite the sale of such Corn.  In order to accomplish a Limited Sale, Buyer shall notify Gavilon in writing of its desire to make such Limited Sale and provide Gavilon with information on the terms and conditions of such Limited Sale (the “Sale Notice”).  Gavilon shall review the Sale Notice and, within a reasonable time, provide Buyer with approval of such Limited Sale; provided, however, Gavilon may withhold its consent for Buyer’s request to make any Limited Sale if Gavilon determines, in its sole and reasonable discretion, that such Limited Sale would materially and adversely impact operations at the Plant or have a negative impact on Buyer’s netting payments under the terms of the Master Agreement.  Upon Gavilon’s approval of any Limited Sale, Buyer shall have the right to make such sale in accordance with the terms of the Sale Notice.  If such sale of Corn shall occur from the Elevator(s) located in Lakefield, Minnesota or Wilder, Minnesota, Gavilon shall provide Lakefield Farmers Elevator, LLC with notice that Buyer has the right to sell such Corn in accordance with the terms of the

Sale Notice.  Any Corn sold under the terms of a Sale Notice may be shipped from any Elevator, and Buyer shall provide Gavilon with a report as soon as reasonably practicable stating from which Elevator the Corn will be shipped and specifically note any such shipment in the daily reports provided to Gavilon in accordance with Section 3.7.3.  Upon approval of any Limited Sale, Gavilon shall issue an invoice or confirmation to Buyer for such Corn, whereupon payment by Buyer for such invoice or confirmation, along with a credit to Buyer for the proceeds of such sale, shall be made in accordance with the Master Agreement.

3.10         Beginning / Ending Corn Purchase / Sale.  Effective as of the date of this Agreement, Gavilon agrees to purchase all Corn currently owned by Buyer and located in the Elevator (the “Initial Purchase”) for a price per bushel equal to (i) [ * * * ], minus (ii) [ * * * ] per bushel (the “Iniital Purchase Price”).  Gavilon and Buyer shall work in good faith to determine the amount of Corn owned by Buyer in the Elevators as of the effective date of this Agreement, and after agreeing on such amount Gavilon’s payment of the Initial Purchase Price to Buyer for the Initial Purchase shall be due two (2) Business Days later.  Upon any termination of this Agreement at the end of its natural Term (but not due to an event of default), Buyer shall purchase all Corn then owned by Gavilon and located in the Elevator (the “Final Purchase”) for a price per bushel equal to (i) [ * * * ], minus (ii) [ * * * ] per bushel (the “Final Purchase Price”).  Gavilon and Buyer shall work in good faith to determine the amount of Corn owned by Gavilon in the Elevators as of the date of such termination, and after agreeing on such amount Buyer’s payment of the Final Purchase Price to Gavilon for the Final Purchase shall be due two (2) Business Days later.

Article 4
BILLING AND PAYMENT

4.1           Corn Billing.  Gavilon shall issue to Buyer, at the time title for Corn passes from Gavilon to Buyer in accordance with Section 12.1 below, an invoice containing the description of delivered products, estimated weight and price, date of shipment, point of origin, and amount payable to Gavilon including the Supply Fee.  By entering into this Agreement, Buyer acknowledges that Gavilon’s method for obtaining a calculation of the amount of Corn delivered into the grinders at the Plant shall require Buyer to provide Gavilon with data reflecting such amounts, all in accordance with Section 3.7.3 above. In an effort to confirm that the amount of Corn remaining in the Elevator at the end of each month is consistent with the data received showing the amount of Corn delivered into the grinders at the Plant and the amount of Corn shipped into or out of the Elevator, Buyer shall provide Gavilon with a measurement of the amount of Corn remaining in the Elevator at the end of each month.  In the event that there is ever a discrepancy between the data regarding the amount of Corn moved into the grinders at the Plant and the amount of Corn remaining in inventory, Buyer and Gavilon shall work in good faith to true-up such amounts and account for the same.  Either Party may request a third-party audit of the Corn located in the Elevators as of the end of any month, with any such audit to be paid for by the requesting Party.  Additionally, Buyer shall provide Gavilon with any audit information it receives each year from the State of Minnesota which, as of the date of this Agreement, occurs two times per year.

4.2           Payment.  Subject to the receipt of the invoice and other information required in Section 4.1, payment therefor will be made in accordance with the Master Agreement.

Article 5
CORN GRADE AND QUALITY SPECIFICATIONS

5.1           Corn Quality Specifications. Any Corn purchased by Buyer from Gavilon under a Confirmed Order shall, at the time of delivery by Gavilon to Buyer pursuant to this Agreement, meet the specifications provided in Exhibit “C”.  In the event that any Corn does not meet such specifications at the time of delivery, Buyer shall have the right to reject such Corn.  Except as set forth in the preceding sentence and in Section 5.3, Gavilon makes no warranty, whether expressed, implied, statutory or otherwise, concerning the Corn sold hereunder, and Gavilon expressly disclaims any implied warranty of merchantability or fitness or suitability for a particular purpose.  Buyer assumes all risk and liability resulting from (i) Corn purchased by Corn Buyers under Buyer’s Corn Orders, provided Buyer shall have the right to reject such Corn in the event it does not meet the contract specifications or the specifications established from time to time by Buyer in accordance with Exhibit “C”, whereupon Buyer shall maintain its rights against the supplier in accordance with Section 3.5 above, and (ii) the use and sale of any Corn and products made from any Corn, whether used singly or in combination with other substances or in any process.  There are no oral warranties collateral to or affecting the sale of any Corn from Gavilon to Buyer.

5.2           Specification Responsibilities.  Gavilon shall allow Buyer to have the right to inspect, test, weigh and grade any and all Corn deliveries.  Buyer shall have the right to reject any Corn that does not meet specifications, whereupon Buyer shall maintain its rights against Gavilon or any other supplier in accordance with Section 3.5 above.  Should Buyer modify, alter or unload any or all Corn from the delivery vessel (i.e., railcar or truck), the portion of the shipment that is modified, altered or unloaded (other than is necessary for the tests contemplated hereunder) shall be considered accepted without rights of shipment rejection.

5.3           Express Warranty Against Liens.  Gavilon represents and warrants that title to all Corn delivered and sold under a Confirmed Order will be free and clear of all liens, security interests and other encumbrances.  Gavilon makes no representations and warranties to title with regard to any Corn delivered and sold under a Buyer’s Corn Order and Buyer shall be solely responsible for ensuring that any Corn purchased under a Buyer’s Corn Order is free and clear of all liens, security interests and other encumbrances.

Article 6
LOGISTICS AND DELIVERY OF CORN

6.1           Railroad Coordination. Gavilon will track the estimated time of arrival and placement and release times at origin and destination.  Gavilon will also coordinate unloading schedules in an effort to minimize Demurrage exposure.

6.2           Demurrage.  Buyer shall be responsible for any Demurrage that arises with regard to (i) any Corn purchased under a Buyer’s Corn Order and (ii) purchased from Gavilon under a Confirmed Order after the railcar has been Constructively Placed, or the truck has been placed, at the Plant for unloading.  Demurrage shall be calculated in accordance with the rules of the applicable carrier.

6.3           Notification of Problems with Delivery.  Gavilon shall promptly inform Buyer of any problem regarding any Corn delivery, including the possible event that Corn is not available for purchase by Gavilon in the quantity or type originally ordered per the relevant Buyer’s Corn Order or Confirmed Order.  Similarly, Buyer shall promptly inform Gavilon of any problems in accepting any Corn delivery.

Article 7
RISK MANAGEMENT

7.1           Monitoring of Corn Positions.  Gavilon will monitor Corn purchases and may (but shall not be required to), from time to time, make suggestions concerning Buyer’s risk management program and the position of its Corn purchases for future physical delivery.  After receiving any Buyer’s Corn Orders or establishing any Confirmed Order, Gavilon shall take the risk of any hedge thereafter made on such Corn by Gavilon.

7.2           Market Conditions.  Gavilon will review with Buyer on a daily basis market conditions relating to Corn, existing Corn supply and ownership positions, and forward marketing strategies in an attempt to assist Buyer in lowering its cost of Corn.  It is understood by Buyer that all risk management services must be tied to a valid written purchase contract requiring physical delivery of Corn to Buyer.

7.3           No Liability. Buyer recognizes that Gavilon’s monitoring of Corn positions, periodic suggestions (if any), review of market conditions and risk management services are informational and optional, and that the final decisions concerning purchases and risk management strategies, and the implementation of such strategies, will be made by, and is the sole responsibility of, Buyer.  Gavilon is not responsible for any Buyer losses or entitled to any Buyer gains resulting from risk management information supplied by Gavilon.

Article 8
DEFAULT AND TERMINATION

8.1           Termination by Mutual Agreement.  This Agreement may be terminated upon mutual written agreement between the Parties.

8.2           Termination By Either Party.  Except as otherwise provided in this Agreement, either Party may immediately terminate this Agreement upon written notice to the other Party if:

8.2.1                        The other Party defaults on any material term, covenant or condition hereunder and fails to cure such default within thirty (30) days after receiving written notice thereof from the non-defaulting Party;

8.2.2                        Such other Party shall (i) become subject to any foreclosure proceeding by such Party’s primary lender or other material creditor(s), or (ii) become insolvent or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors, or such other Party shall file a voluntary petition in bankruptcy, or seek reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, Title XI of the United States Code, as amended or recodified from time to time, or under any state or federal law granting relief to debtors;

8.2.3                        Such other Party defaults on any payment obligation with such Party’s primary lender or any other material creditor(s), or such other Party has received notice of acceleration or demand for payment from such Party’s primary lender or any other material creditor, and such payment obligation default is not cured or the primary lender or material creditor does not forbear such payment obligation default, acceleration or demand for payment within ten (10) days following such default or notice;

8.2.4                        Such other Party is in default under the Ethanol and DDG Agreement, the Master Agreement or the Storage Agreement  (and such default is not cured within the applicable cure period); or

8.2.5                        A Change in Control occurs in such other Party in violation of Section 14.1.

8.3           Default for Non-Payment or Non-Delivery.  If either Party:  (i) does not make payment as required under Section 2 of the Master Agreement within ten (10) days following written notice to the defaulting party; or (ii) otherwise fails to post margin or perform its other obligations under the Master Agreement, the non-defaulting party shall have the right to immediately terminate this Agreement.  If Gavilon is responsible for supplying Corn to Buyer in accordance with the terms of Section 3.2.2, and if Gavilon fails to make deliveries in accordance with the terms of Confirmed Orders for a period of ten (10) consecutive days (but excluding any days during which the Plant has been shut down), such action shall be deemed an event of default and Buyer shall have the right to immediately terminate this Agreement upon written notice to Gavilon.  For purposes of calculating such ten (10) day period, each day for which there is no Delivery made (but a Confirmed Order indicates a Delivery should occur), shall be deemed to be a day on which Gavilon has failed to deliver.

8.4           Termination for Force Majeure. In the event that Force Majeure shall continue unabated for a period of six (6) months from the date a Party gives notice thereof pursuant to Article 11, either Party hereto shall have the right to terminate this Agreement by furnishing written notice to the other Party no less than thirty (30) days prior to, or after, the expiration of such six (6) month period, with termination effective upon the later of the expiration date of such 6-month period or such 30-day notice.

8.5           Rights and Obligations Upon Termination.  Any rights and obligations of Gavilon or Buyer to payments accrued through termination, the obligations of Buyer under Section 3.4 and the obligations of Gavilon under Section 3.5, as well as obligations of the Parties under Buyer’s Corn Orders or Confirmed Orders for the supply of Corn that exist at the time of termination, shall remain in effect following termination of this Agreement.  The above notwithstanding, Gavilon shall have no obligation to supply Corn to Buyer (whether pursuant to outstanding Buyer’s Corn Orders or Confirmed Orders or otherwise) in the event of termination due to Buyer’s nonpayment or failure to post margin.  Upon termination of this Agreement for any reason, each Party shall thereafter be relieved from its respective obligations and have no further liability hereunder, except as set forth in this Section 8.5 and for (i) the confidentiality obligations set forth in Article 9, (ii) the rights and obligations set forth in Article 10 and Article 14, and (iii) matters involving fraud.

Article 9
CONFIDENTIALITY

9.1           Confidential Information.  For purposes of this Agreement, the term “Confidential Information” shall mean the terms of this Agreement and any information which is not in the public domain and is disclosed by one Party to the other pursuant to this Agreement and which is in written, graphic, machine readable or other tangible form.  Confidential Information may also include oral information disclosed by one Party to the other pursuant to this Agreement, provided that such information is designated as Confidential Information at the time of disclosure and is reduced to writing by the disclosing Party within a reasonable time (not to exceed ten (10)

days) after its oral disclosure, and the writing is marked in a manner to indicate its confidential nature and delivered to the receiving Party.  Nothing in this Agreement shall be construed to prohibit or limit a receiving Party from disclosing information (a) previously known to it, (b) independently developed by it without use of the disclosing Party’s Confidential Information by those employees or representatives of the disclosing Party that have not had access to such Confidential Information, as can be substantiated by reasonable evidence, (c) acquired by it from a third party which was not, to the receiving Party’s knowledge, under an obligation to the disclosing Party or any third party not to disclose such information, (d) that is or becomes publicly available through no breach by the receiving Party, or (e) to the extent disclosure and filing of such information is required by law or by the rules, regulations or practices of the Securities and Exchange Commission or any exchange or automated quotation system upon which shares of such Party may be listed, quoted or traded.  Prior to filing, the disclosing Party will notify the other Party and cooperate in such a manner intended to minimize or reduce, to the extent permissible under the applicable laws, rules or regulations, the disclosure of the terms of this Agreement.  If a receiving Party receives a subpoena or other validly issued administrative or judicial process demanding Confidential Information of a disclosing Party, the receiving Party must promptly notify the disclosing Party and tender to it the defense of such demand.  Unless the demand has been timely limited, quashed or extended, the receiving Party will thereafter be entitled to comply with that demand to the extent required by law but shall exercise commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.  If requested by the disclosing Party, the receiving Party shall cooperate (at the expense of the disclosing Party) in the defense of such a demand.

9.2           Nondisclosure.  Each Party acknowledges that, by reason of this Agreement, its principals, employees, agents, advisors, lenders and other financing sources (collectively, “Representatives”) may become privy to Confidential Information belonging to the other Party.  The receiving Party agrees that it will not, without the prior written consent of the disclosing Party, disclose to any third parties or use for its own benefit any such Confidential Information except in the carrying out of its obligations under this Agreement.  The receiving Party shall inform each of its Representatives of the confidential nature of such Confidential Information and shall be responsible for the compliance by such Representatives with the provisions of this Article 9.  The confidentiality obligations hereunder shall survive any expiration or termination of this Agreement.

9.3           Announcements.  Any public statements, press releases and similar announcements concerning the negotiation or consummation of the transactions contemplated hereby, including such statements made by Representatives of the Parties, shall be jointly planned and coordinated by the Parties.  Neither Party shall issue any such statement without the prior review (for which the reviewing Party shall have a minimum of five (5) Business Days) and consent of the other Party, which consent shall not be unreasonably withheld or delayed.  In no event will the terms and conditions of this Agreement be disclosed except to the extent required by applicable law.

Article 10
LIMITATION OF LIABILITY; INDEMNIFICATION; INSURANCE

10.1         Limitation of Liability.  Without limiting any express remedies set forth in this Agreement, and except for any acts of willful misconduct or fraud, neither Buyer nor Gavilon will be liable to each other or any third party for any indirect, consequential, punitive, exemplary or special damages, loss of business expectations, lost profits, or business or facility interruption or shut-down costs.  Under no circumstances (other than for willful misconduct or fraud) will either Party be liable to the other for any damages for breach that collectively arise under this

Agreement and the Ethanol and Distiller’s Grain Marketing Agreement, dated concurrently herewith (“Ethanol and DDG Agreement”), and exceed the total amount of $1,000,000; provided, however, that such limitation shall not apply with respect to (a) the payment by Buyer for Corn received hereunder, (b) the obligation of Gavilon to reimburse Buyer for payments in respect of nonconforming or undelivered Corn arising from Confirmed Orders, (c) third-party Claims involving personal injury or property damage asserted under Section 10.2, or (d) damages covered by the insurance specified below.  In the event that damages exceed such limitation, the sole remedy of the damaged Party with respect to such excess damages shall be to terminate this Agreement.

10.2         Indemnification.  Each Party (the “Indemnitor”) shall release, defend, indemnify and hold harmless the other Party, its affiliates, its contractors and their respective members, partners, directors, officers, shareholders, managers, employees, agents and representatives (collectively, the “Indemnitee Group”) from and against any and all losses, damages, fines, liens, levies, penalties, claims, demands, causes of action, suits, legal or administrative proceedings, orders, governmental actions and judgments of every kind and character, and any and all costs and expenses (including, without limitation, reasonable attorneys’ fees, reasonable expert witness fees and court costs) related thereto (collectively, “Claims”), which arise out of, result from or relate in any way, directly or indirectly, to (a) a breach of this Agreement by the Indemnitor, or (b) the acts or omissions hereunder of the Indemnitor or its affiliates, contractors and their respective members, partners, directors, officers, shareholders, managers, employees, agents and representatives.

The Party claiming indemnification shall give prompt written notice to the Indemnitor of any matter for which the Indemnitor may become liable under this provision.  Said notice shall contain full details of the matter in order to provide the Indemnitor with sufficient information to assess its potential liability and to undertake defense of the Claim.  The indemnified Party shall have the right at all times to participate in the preparation for and conducting of any hearing, trial or other proceeding related to the provisions of this Section, as well as the right to appear on its own behalf at any such hearing, trial or other proceeding.  Any such participation or appearance by the indemnified Party shall be at its sole cost and expense.  The indemnified Party shall cooperate in all reasonable respects with the Indemnitor and its counsel in defending any Claims and shall not take any action that is reasonably likely to be detrimental to such defense.  The Indemnitor shall obtain written approval, which shall not be unreasonably withheld, from the indemnified Party prior to any settlement that may impose obligations or restrictions on the indemnified Party.

10.3         Insurance.  Each Party shall, during the term of this Agreement, provide the insurance coverages set forth in Exhibit “D”.

Article 11
FORCE MAJEURE

11.1         Force Majeure.  In the event either Party hereto is rendered unable by reason of Force Majeure, as defined in Section 11.2, to carry out its obligations under this Agreement, such Party shall promptly give written notice and reasonably complete particulars of such Force Majeure to the other Party stating the obligation(s) the performance of which are, or are expected to be, delayed or prevented.  The obligations of the notifying Party shall be suspended during and to the extent affected by Force Majeure and such event shall, so far as possible, be remedied with all reasonable dispatch.

1.2           Definition of Force Majeure.  The term “Force Majeure” shall mean any cause not reasonably within the control of the Party claiming suspension and which, by the exercise of due diligence, such Party is unable to prevent or overcome.  Such term shall include, but not be limited to:  (i) acts of God, (ii) strikes, lockouts or acts of the public enemy, (iii) wars, blockades, insurrections, riots, epidemics, acts of terrorism, (iv) transportation shortages, (v) landslides, lightning, earthquakes, fires, storms, floods, washouts, tornadoes, (vi) civil disturbances, and (vii) explosions.  The term “Force Majeure” shall specifically include those events affecting any transporter of Corn acting on behalf of Gavilon hereunder, but shall in all events exclude any price fluctuations in Corn or other economic or commercial changes involving the purchase and sale of Corn or the production of ethanol or co-products therefrom.  Events directly and proximately caused by the gross negligence or willful misconduct of a Party or its affiliates shall in no event constitute Force Majeure.

Article 12
POSSESSION AND TITLE

12.1         Title; Risk of Loss.  Title to the Corn shall only pass from Gavilon to Buyer at the time the Corn passes from storage at the Plant (albeit temporary) into the grinders located at the Plant.  Notwithstanding the foregoing provisions of this Section 12.1, risk of loss in the Corn shall pass from Gavilon to Buyer (i) for any Corn stored in the Elevator in accordance with the terms of the Storage Agreement, risk of loss shall pass to Buyer at the time when such Corn is subject to a sale confirmation between the Parties, and (ii) with regard to any Corn which is not stored in the Elevator prior to delivery to the Plant, risk of loss shall only pass from Gavilon to Buyer at the time the rail car is Constructively Placed or, with respect to truck deliveries, at the time the Corn is unloaded from the truck at the Delivery Point.

12.2         Liability.  Except for Buyer’s continuing obligations, risk and/or liability for Corn under Buyer’s Corn Orders as set forth in this Agreement, Buyer shall have no responsibility or liability with respect to any Corn deliverable under this Agreement until title and/or risk of loss (as applicable) have transferred as described in Section 12.1.  Gavilon shall have no responsibility or liability with respect to the Corn after title and/or risk of loss (as applicable) transfer to Buyer as described in Section 12.1 or on account of anything which may be done or happen to arise with respect to the Corn after such transfer.

Article 13
NOTICES

13.1         Addresses.  Except as specifically otherwise provided herein, any notice or other written matter required or permitted to be given hereunder by one Party to the other Party shall be deemed to be sufficiently given if delivered by hand or by nationally-recognized overnight courier, or sent by U.S. Mail (certified mail return receipt requested), and addressed if to Gavilon, at:

Gavilon, LLC
Eleven ConAgra Drive
Omaha, NE 68102-5011
Attn:	Legal Department
Phone:	(402) 889-4000

And if to Buyer, at:

Heron Lake BioEnergy, LLC
91246 390th Avenue
Heron Lake, MN 68301
Attn:	Bob Ferguson
Phone:	507-793-0077

13.2         Change of Address.  Each Party shall give notice within thirty (30) days to the other Party, in the manner herein provided, of a change in its address for notice.

13.3         Effective Date of Notice.  Any notice or other written matter shall be deemed to have been given and received: if delivered by hand or courier, on the date of delivery; and, if sent by telecopy, on the Business Day following the sending of the notice.

Article 14
MISCELLANEOUS

14.1         Assignment.  Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, not to be unreasonably withheld.  A Change in Control of Buyer or Gavilon shall be construed to be an assignment for purposes of this Section.  The above notwithstanding: (i) Gavilon may, without the need for consent from Buyer, (A) transfer, sell, pledge, encumber or assign this Agreement, including the revenues or proceeds hereof, in connection with any financing arrangements, and (B) transfer or assign this Agreement to an affiliate; and (ii) Buyer may, without the need for consent from Gavilon, transfer, sell, pledge, encumber or assign this Agreement, including the revenues or proceeds hereof, in connection with any financing arrangements. In the event the Plant is sold by Buyer, Buyer shall assign this Agreement to the purchaser of the Plant and require the purchaser to assume all of Buyer’s obligations hereunder, provided that such purchaser is reasonably acceptable to Gavilon.  No such assignment shall in any way relieve the assigning Party from liability for full performance hereunder.  It is further agreed that no such assignment shall be permitted unless the Master Agreement and all other agreements referenced therein are similarly assigned in accordance with their terms.

14.2         Records.  Each Party will establish and maintain true and accurate books, records and accounts relating to their own transactions under this Agreement with respect to all Corn prices charged, payments made, and types and quantities of Corn delivered hereunder, including calculations of the Supply Fees.  These books, records and accounts will be preserved by the applicable Party for a period of at least one (1) year after the expiration of the term of this Agreement, but in no event longer than seven (7) years from the date of creation.

14.3         Audit Rights; Inspection Rights.  Upon five (5) Business Days notice and during normal business hours each Party has the right to audit such books, records and accounts of the other Party to the extent necessary in order to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any provision of this Agreement.  If any material error is discovered in any statement rendered hereunder, such error will be adjusted within seven (7) days from the date of discovery, but no adjustment will be made for errors discovered more than two (2) years after delivery and receipt of such statements.  Any error or discrepancy detected which has led to an overpayment or an underpayment between the Parties shall be corrected by an appropriate balancing payment to the underpaid Party or by a refund by the overpaid Party.  Such balancing payment or refund shall be made on the first payment date thereafter arising under the Master Agreement.  Gavilon shall also have the right to inspect the Plant and any Corn held in storage by Buyer at any time during normal business hours.  Such inspections may include, but shall not be limited to, Gavilon’s right to inventory the Corn, monitor Buyer’s process for unloading trucks and railcars at the Plant, testing the scales and accuracy thereof, and otherwise reviewing the process and paperwork related to Buyer’s Corn Orders and the input of same into Gavilon’s electronic system for tracking Corn purchases.  Buyer shall reasonably cooperate with Gavilon during any such audits or inspections.

14.4         Dispute Resolution.  Except where a different dispute resolution mechanism is specified herein, in the event a dispute arises in connection with the performance or non-performance of this Agreement which the Parties are unable to mutually resolve, the Parties shall submit such matter to arbitration in a neutral geographic location using the arbitration process set forth in the Trade Rules, provided such matter involves commercial aspects of the delivery of Corn and is accepted by the NGFA for resolution; otherwise the Parties shall have available whatever rights or remedies exist at law or equity. The arbitrator(s) shall have no power to award damages inconsistent with this Agreement.  All aspects of the arbitration shall be treated as confidential and judgment on the arbitrator’s award may be entered in any court having jurisdiction.  The expenses of the arbitrator(s) shall be shared equally by the Parties, and each Party shall bear its own legal costs, unless the arbitrators determine that legal costs shall be otherwise assessed.  Nothing contained in any indemnification provision hereunder shall be construed as having any bearing on the award of attorney’s fees under this Section.  The foregoing dispute-resolution process shall in no event be deemed to excuse either Party from continuing to fulfill its respective obligations under, or to prevent or impede either Party from exercising its rights or remedies set forth in, this Agreement.

14.5         Inurement. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties, and Buyer shall cause the same to be assumed by and to be binding upon any successor owner or operator of the Plant, provided that such successor or assignee is reasonably acceptable to Gavilon.

14.6         Entire Agreement. This Agreement and the Exhibits attached hereto, together with the Master Agreement, the Storage Agreement, and the Ethanol and DDG Agreements, constitute the entire agreement between the Parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the Parties or on their behalf relating to the matters contained herein are hereby terminated and canceled.  In the event of any conflict between the terms of this Agreement and any Buyer’s Corn Order or Confirmed Order, this Agreement shall govern.

14.7         Amendments.  There will be no modification of the terms and provisions hereof except by the mutual agreement in writing signed by the Parties.  Any attempt to so modify this Agreement in the absence of such writing signed by the Parties shall be considered void and of no effect.

14.8         Governing Law; Venue; Waiver of Jury Trial. The Agreement will be interpreted, construed and enforced in accordance with the procedural, substantive and other laws of the State of Nebraska without giving effect to principles and provisions thereof relating to conflict or choice of law even though one or more of the Parties is now or may do business in or become a resident of a different state.  Subject to Section 14.4, all disputes arising out of this Agreement shall be resolved exclusively by state or federal courts located in Nebraska, and each of the Parties waives any objection that it may have to the bringing of an action in any such court.  Each of the Parties hereby waives its rights to trial by jury and any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement, the Master Agreement, the Storage Agreement or the Ethanol and DDG Agreement.

14.9         Setoff.  In addition to, and without limitation of, any rights hereunder, if Buyer becomes insolvent, however evidenced, or if Buyer defaults and fails to cure the default within the applicable period specified herein, then any and all amounts due and owing by Buyer may be applied by Gavilon toward the payment of amounts due and owing to Buyer.  This right of setoff shall be without prejudice and in addition to any right of setoff, net income, recoupment, a combination of accounts, lien, charge or the right to which Gavilon is at any time otherwise entitled (whether by operation of law, by contract or otherwise).  If an amount is unascertained, Gavilon may reasonably estimate the amount to be setoff.

14.10       Cumulative Remedies.  Unless otherwise specifically provided in this Agreement, the rights, powers and remedies of each of the Parties provided in this Agreement are cumulative and the exercise of any right, power or remedy under this Agreement does not affect any other right, power or remedy that may be available to either Party under this Agreement or otherwise at law or in equity.

14.11       Faithful Performance and Good Faith.  The Parties shall faithfully perform and discharge their respective obligations in this Agreement and endeavor in good faith to negotiate and settle all matters arising during the performance of this Agreement which are not specifically provided for herein.

14.12       No Partnership; Relationship. This Agreement shall not create or be construed to create in any respect a partnership or any agency or joint venture relationship between the Parties.  The relationship of Gavilon and Buyer established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed: to give either Party the power to unilaterally direct and control the day-to-day activities of the other or to be considered an agent of the other; to constitute the Parties as partners, joint venturers, co-owners or otherwise; or to allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.  Except as otherwise provided herein, nothing contained in this Agreement shall be construed as conferring any right or benefit on a person not a Party to this Agreement.

14.13       Costs To Be Borne by Each Party.  Except as otherwise provided herein, Buyer and Gavilon shall pay its own costs and expenses incurred in the negotiation, preparation and execution of this Agreement and of all documents referred to herein.

14.14       Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if Buyer and Gavilon had signed the same document and all counterparts will be construed together and constituted as one and the same instrument.  Each counterpart signature may be executed and delivered to the other Party by facsimile machine or electronic transfer, and the signature as so transmitted shall be as binding upon the executing Party as its original signature, without the necessity of the recipient Party to establish original execution or the existence of such original signature or the document to which affixed, all of which shall be deemed waived.

14.15       Severability.  Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate or impair the remaining provisions of this Agreement, and the remaining terms of this Agreement shall continue in full force and effect or, if allowed by the law of the applicable jurisdiction, it shall be amended so as to most closely conform to the original intent of this Agreement without the offending provision, and as so amended shall continue in full force and effect.

14.16       Forward Contract/Forward Contract Merchants.  The Parties agree that each of them is a forward contract merchant as set forth in 11 U.S.C. §101(26).  The Parties also agree that this Agreement is a forward contract as defined in 11 U.S.C. §101(25).  The payments and transfers described herein shall constitute “Settlement Payments” or “Margin Payments” as set forth in 11 U.S.C. §§ 101(51A) and (38).

14.17       Headings; Construction.  The article and section headings used herein are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Agreement.  This Agreement is the product of negotiation by and among the Parties hereto.  This Agreement shall be interpreted and construed neutrally as to all Parties, without any Party deemed to be the drafter of this Agreement.

14.18       Waiver.  No delay or omission in the exercise of any right, power or remedy hereunder shall impair such right, power or remedy or be construed to be a waiver of any default or acquiescence therein.

14.19       Interpretation.  This Agreement shall not be interpreted against the Party drafting or causing the drafting of this Agreement.  All Parties hereto have participated in the preparation of this Agreement.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF the Parties have executed this Agreement by their respective proper signing officers as of the date first above written.

Gavilon, LLC		Heron Lake BioEnergy, LLC

By:	/s/ John W. Neppl	By:	/s/ Robert J. Ferguson
Name:	John W. Neppl	Name:	Robert J. Ferguson
Title:	CFO	Title:	CEO

Corn Supply Agreement

(Heron Lake, Minnesota)

Signature Page

EXHIBIT “A”

PLANNING, ORDERING AND DELIVERY OF CORN

1.                                       Delivery Schedule.  The Parties shall jointly develop a delivery schedule (the “Delivery Schedule”) which will serve as the formal planning tool for Corn requirements for each quarter and each month of the quarter.  The specific format of the Delivery Schedule will be mutually created by the Parties to accommodate the required information outlined above.

If the Delivery Schedule shows that Buyer desires to have Gavilon assist in originating and supplying Corn, then Gavilon shall review the initial draft of the Delivery Schedule and advise Buyer of market conditions, Corn availability and inventory, transportation and logistics issues within ten (10) Business Days after receipt.  Gavilon shall amend the Delivery Schedule to include planned shipment of Corn in bushels and the expected mode of transport of such Corn.

2.                                       Buyer’s Corn Orders.  Buyer shall submit all Buyer’s Corn Orders to Gavilon on a daily basis, all in a format as mutually agreed upon by the parties.  The Delivery Schedule shall reflect and be further governed by such Buyer’s Corn Orders.  Except as otherwise set forth in the Agreement, Gavilon shall be responsible for coordinating on the delivery of Corn purchases under each Buyer’s Corn Order.

3.                                       Confirmed Orders.  In the event that Buyer desires to have Gavilon assist in originating or supplying Corn for the Plant, it is understood that, in all events, pricing of Corn shall be quoted by Gavilon and either accepted or rejected by Buyer.  Price quotations for Corn deliveries shall be submitted to Buyer by Gavilon prior to purchases, substantially in the form of Exhibit “A-1” attached hereto.  It is understood that such quotations shall correlate to the forward-delivered price of the corn as established by [ * * * ], adjusted to reflect deviations from then-current market conditions (either at a premium or discount), as well as [ * * * ].  Buyer shall reject or accept Gavilon’s price quotation within the time period set forth on any written quotations or immediately with respect to any quotations offered via telephone.  Such acceptances shall constitute “Confirmed Orders” and the price in $/bushel thereunder shall be the Delivered Corn Price for the applicable Corn.  The Delivery Schedule shall reflect and be further governed by such Confirmed Orders of Corn.  The Parties understand and agree that either party may record telephone conversations in the ordinary course of their respective businesses for purposes of, among other things, further documenting the quotation and acceptance of Corn prices in order to establish and verify Confirmed Orders.  Gavilon shall be responsible for the sourcing and delivery of each Corn purchase per the Confirmed Orders.

4.                                       Delivery Schedule Deviations.  The Parties recognize the need to maintain a degree of flexibility to accommodate unexpected changes in the Plant operating capacity and changing Corn market conditions.  Upon notification by either Party of any substantial deviations to the Delivery Schedule, the Parties agree to work in good faith to jointly resolve any such discovered deviations and correct such deviations within fifteen (15) days following first notification.  For purposes of this Agreement, “substantial deviations” shall mean any increase or decrease in Corn requirements by Buyer in an amount of five percent (5%) or more of Buyer’s previously required Corn for a specified month as set forth in the Delivery Schedule.

5.                                       Liability Disclaimer.  Each of the Parties understands and agrees that except for Corn quantity, grade and price quotations confirmed by the Parties in Buyer’s Corn Orders and

Exhibit A-1

Confirmed Orders pursuant to this Exhibit “A”, the planned production rates, estimated costs, pricing and market information, and all other information furnished by the Parties in the preparation of the Delivery Schedule is for planning and informational purposes only. Neither Party shall be responsible to the other for any actions taken in reliance on such estimates, plans and other information.

6.                                       Contact Information.  Each Party shall appoint at least one (1) person to act as the point of contact regarding delivery coordination, preparation of Delivery Schedules, orders and order confirmation and other technical and logistical questions relating to Corn or the delivery thereof.  The respective contact persons shall, unless notified otherwise, be as follows:

Buyer:		Tyronne Bialis
Heron Lake BioEnergy, LLC
91246 390th Avenue
Heron Lake, MN 68301
	Phone:	507-793-0077
	E-Mail:	tyronneb@heronlakebioenergy.com

Gavilon:		Matt Gibson
Eleven ConAgra Drive
Omaha, NE 68102
	Phone:	(402) 889-4424
	E-Mail:	matt.gibson@gavilon.com

Exhibit A-2

EXHIBIT “A-1”

FORM FOR CONFIRMED ORDERS

Gavilon Grain, LLC d.b.a. Peavey Company

Our Number:
PRICED
Contract Date:

B	Customer No.
U	Payment Terms:
Y	Broker:
E	Broker No.:
R	Delivery Terms:

BUYER HEREBY AGREES TO AND CONFIRMS THE PURCHASE OF THE FOLLOWING DESCRIBED COMMODITIES FROM GAVILON GRAIN, LLC (SELLER) SUBJECT TO THE TERMS AND CONDITIONS STATED ON THE FACE AND BACK THEREOF. FAILURE TO ADVISE GAVILON GRAIN, LLC IMMEDIATELY BY WIRE OF ANY DISCREPANCY, OBJECTION TO, OR DISAGREEMENT WITH SUCH TERMS AND CONDITIONS SHALL BE AN ACCEPTANCE THEREOF.

WEIGHTS:
COMMODITY:	GRADES:
TRANSPORTATION:
QUANTITY:	REFERENCE:
MARKET REGION:

	Delivery	Schedule	Futures	Futures	Basis	BU
Status	Dates	Price	Month	Price	Price	Priced

Total Contracted BUSHELS

SELLER OBJECTS TO THE INCLUSION OF ANY DIFFERENT OR ADDITIONAL TERMS PROPOSED BY BUYER. IF PRICE OF GRAIN IS ON A PREMUIM BASIS, CONTRACT TO BE PRICED OR SPREAD PRIOR TO THE LAST TRADING DAY PRECEDING THE FIRST DELIVERY DAY OF THE FUTURES CONTRACT.

Confirmation Acknowledged	Gavilon Grain, LLC

Date	Date
PLEASE SIGN ONE COPY AND RETURN TO ABOVE ADDRESS.	Original

TERMS AND CONDITIONS

Except as modified or limited by the terms and conditions stated herein, the Contract shall be governed by and construed in accordance with the applicable rules and regulations of the exchange. board or association designated on the face hereof, or, if none is designated or Seller is not a member of said exchange, board, or association, then the applicable trade rules of the National Grain and Feed Association in effect on the date hereof, and, to the extent not inconsistent therewith, the applicable provisions of the Uniform Commercial Code.

The price does not include any tax, duty, tariff or charge assessed or imposed by any governmental authority. If any such tax, duty, tariff or charge is or shall be assessed or imposed on this transaction or any aspect thereof, the same shall be paid by Buyer.

This Contract is made on the basis of freight rates in effect on the date hereof. Any increase in freight rates taking effect before the full performance of the Contract shall be for the account of Buyer unless otherwise adjusted and agreed upon between the parties at the time of the affected shipment.

Notwithstanding the right of Seller to cancel this Contract or demand other adequate assurance of performance by Buyer, Seller may, at any time Buyer’s creditworthiness or financial responsibility becomes unsatisfactory in Seller’s sole opinion, (i) require cash payment in advance of or on delivery of remaining quantities under this Contract, and (ii) require that Buyer post a margin payment based on the difference between the Contract price and the market price (as determined by Seller in a commercially reasonable manner) at the time of such demand.

In the event that Buyer fails to pay any amounts due hereunder and such failure continues for two (2) business days after Seller’s notice to Buyer of such failure, or Buyer becomes insolvent, or suffers or consents to or applies for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or generally fails to pay its debts as they become due, or makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy, or seeks reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, Title 11 of the United States Code, as amended or recodified from time to time, or under any state or federal law granting relief to debtors then Seller may (i) immediately cancel this Contract and all other Contracts between Buyer and Seller. (ii) liquidate such cancelled Contracts in a commercially reasonable manner. and (iii) aggregate such liquidated amounts into a single liquidated settlement amount (the “Settlement Amount”) due to Seller or Buyer, which shall be due and payable two (2) business days after written notice by Seller. In addition, Seller may set-off any amounts owed by Buyer to Seller under any other agreements between the parties against any Settlement Amount owed by Seller to Buyer hereunder.

The parties agree that each of them is a forward contract merchant as set forth in 11 U.S.C. Section 101(25). The parties also agree that this Contract and any other commodity contract between the parties are all forward contracts as defined in 11 U.S.C. Section 101(25). The payments and transfers described herein shall constitute “Settlement Payments” or “Margin Payments” as set forth in 11 U.S.C. Sections 101 (51A) and (38).

Seller warrants to Buyer that all grain sold and delivered hereunder will be of good, sound, dry and merchantable quality in accordance with the grade specified herein; that it will not be adulterated or misbranded within the meaning of Federal Food. Drug and Cosmetic Act, nor be a commodity which may not, under the provisions of Section 404 or 505 of the Act, be introduced into interstate commerce; that neither any such grain nor the shipment thereof will be in violation of any other federal, state or local law, ordinance or regulation; and all grain sold hereunder will be delivered to Buyer free and clear of any and all liens, encumbrances, or security regulation; and all grain sold hereunder will be delivered to Buyer free and clear of any and all liens, encumbrances, or security interests.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER ARISING BY STATUTE OR RULE, COURSE OF DEALING OR OTHERWISE, AS TO THE GOODS SOLD HEREUNDER, INCLUDING WITHOUT LIMITATION, THEIR FITNESS FOR ANY PARTICULAR PURPOSE.

BUYER ASSUMES ALL RISK AND LIABILITY FOR RESULTS OBTAINED BY THE USE OF THE GOODS COVERED BY THIS CONTRACT, WHETHER USED SINGLY OR IN COMBINATION WITH OTHER PRODUCTS. SELLER SHALL IN NO EVENT BE RESPONSIBLE FOR ANY CONSEQUENTIAL DAMAGES AND BUYER REMEDIES UNDER THIS CONTRACT SHALL BE LIMITED TO REJECTION AND REPLACEMENT OF OR ADJUSTMENT FOR DEFECTIVE GOODS. BUYER’S REMEDIES SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THE DEFECTIVE GOODS.

Unless otherwise specified, each shipment hereunder will be applied to the oldest open contract between Buyer and Seller.

Seller’s performance hereunder, or any delay in such performance, including delivery of the date or dates specified, shall be excused where such failure to perform or delay is attributable to any cause or reason beyond Seller’s control, including without limitation product shortages, labor trouble, governmental regulations, transportation difficulties, civil disturbances, acts of God, or any other causes of the like or different character beyond Seller’s control.

Seller’s failure to deliver or perform in accordance with any installment provided for in this Contract shall not constitute a breach as to any other installment or as to the entire Contract.

Any change in price or other terms of this Contract caused by governmental regulations will entitle Seller, at its option, to cancel any unshipped portion of the goods covered by this Contract.

This Contract is intended by the parties as a final expression of their agreement and is intended also as a complete and exclusive statement of the terms and conditions of their agreement. This Contract is limited to the terms and conditions stated herein, which terms and conditions shall prevail insofar as they might in any way conflict with any terms or conditions of Buyer’s confirmation.

There are hereby incorporated herein by reference the respective Equal Opportunity Clauses set forth in 41 C. F. R. para 60-1.4 (a), 41 C.F.R. para. 60-250.4 and 41 C.F.R. para 60-741.4 to extent the incorporation thereof is required by or necessary for compliance with applicable federal laws, regulation or orders. As used in such clauses, “contractor” shall mean the Buyer hereunder.

EXHIBIT “B”

BUYER’S CORN ORDER PARAMETERS

1.                                       Each Buyer’s Corn Order shall be placed on a Sales Contract in the form attached hereto as “Exhibit B-1”.

2.                                       Each Sales Contract shall contain a minimum of 500 bushels.

3.                                       All Corn shall meet the commodity and grade requirements as is acceptable to Buyer.

4.                                       Gavilon shall be named as the purchaser of the Corn in the Sales Contract, and title of the Corn shall pass to Gavilon at time of delivery to the Elevator or the Plant, as applicable.

5.                                       Each Sales Contract shall be subject to the rules of the National Grain and Feed Association.

6.                                       Buyer shall have the right to set the purchase price for the Corn based upon “Flat Price” pricing for up to [ * * * ] ahead, provided that (i) such purchases shall not exceed [ * * * ], (ii) all such purchases shall be promptly reported to Gavilon’s hedge desk to allow for adequate hedging and (iii) the prices being paid are consistent with market prices for Corn which could otherwise be obtained by Gavilon.

7.                                       In the event that Buyer desires to purchase Corn more than [ * * * ] in advance on any contract, Buyer shall notify Gavilon of the same and may only enter into such contracts in excess of [ * * * ] upon Gavilon’s prior approval.

Buyer acknowledges and agrees that Gavilon shall have the right to limit or suspend any Corn purchased by Buyer’s Corn Orders if Gavilon determines in its reasonable discretion that the prices being paid by Buyer exceed the prices which could otherwise be obtained by Gavilon on the open market by [ * * * ].  Upon any such limitation or suspension of trading on Buyer’s Corn Orders, Gavilon and Buyer shall work in good faith to resolve any such pricing issues.

EXHIBIT “B-1”

FORM OF BUYER’S CORN ORDER

Gavilon Grain, LLC

Heron Lake BioEnergy, LLC

Heron Lake	Our Number: PRICED Contract Date:

S E L L E R	Customer No. Payment Terms: Broker: Broker No.: Delivery Terms:

SELLER AGREES TO AND CONFIRMS THE SALE OF THE FOLLOWING DESCRIBED COMMODITIES TO GAVILON GRAIN, LLC, (BUYER) SUBJECT TO THE TERMS AND CONDITIONS STATED ON THE FACE AND BACK THEREOF. FAILURE TO ADVISE GAVILON GRAIN, LLC IMMEDIATELY BY WIRE OF ANY DISCREPANCY, OBJECTION TO OR DISAGREEMENT WITH SUCH TERMS AND CONDITIONS SHALL BE AN ACCEPTANCE THEREOF.

COMMODITY: #2 YC QUANTITY:	YELLOW CORN BU	15.0%MST	WEIGHTS: GRADES: TRANSPORTATION: REFERENCE: MARKET REGION:	DESTINATION DESTINATION TRUCK

Status	Delivery Dates	Schedule Price	BU Priced

Buyer’s scale of discounts at time of delivery to apply.	Total Contracted BUSHELS
Rules to apply: NGFA
Must be less than 20 PPB Aflatoxin to be applicable

BUYER OBJECTS TO THE INCLUSION OF ANY DIFFERENT OR ADDITIONAL TERMS PROPOSED BY SELLER, BUYER’S SCHEDULE OF DISCOUNTS TO APPLY. SELLER GUARANTEES GRAIN U.S. GROWN. IF PRICE OF GRAIN IS ON A PREMIUM BASIS, CONTRACT TO BE PRICED OR SPREAD PRIOR TO THE LAST TRADING DAY PRECEDING THE FIRST DELIVERY DAY OF THE FUTURES CONTRACT.

Confirmation Acknowledged Gavilon Grain, LLC

Date	Date
PLEASE SIGN ONE COPY AND RETURN TO ABOVE ADDRESS.	Original

TERMS AND CONDITIONS

Except as modified or limited by the terms and conditions stated herein, the Contract shall be governed by and construed in accordance with the applicable rules and regulations of the exchange, board or association designated on the face hereof, or, if none is designated or Seller is not a member of said exchange, board, or association, then the applicable trade rules of the National Grain and Feed Association in effect on the date hereof, and, to the extent not inconsistent therewith, the applicable provisions of the Uniform Commercial Code.

Seller warrants to Buyer that all grain sold and delivered hereunder will be of good, sound, dry and merchantable quality in accordance with the grade specified herein; that it will have been grown in the Continental United States unless a non-United States grown clause has been made a part of this Contract and so stated on the face hereof; that it will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, nor be a commodity which may not, under the provisions of Section 404 or 505 of the Act, be introduced into interstate commerce; that neither any such grain nor the shipment thereof will be in violation of or subject to penalty, seizure or lien under any other federal, state or local law, ordinance regulation quota or order, and all grain sold hereunder will be delivered to Buyer free and clear of any and all liens, encumbrances, security interests, claims and penalties of any kind and nature.

In the event that a party hereto (the “Defaulting Party”) becomes insolvent, or suffers or consents to or applies for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or generally fails to pay its debts as they become due, or makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy, or seeks reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, Title 11 of the United States Code, as amended or recodified from time to time, or under any state or federal law granting relief to debtors then the other party (the “Non-defaulting Party”) may (i) immediately cancel this Contract and all other Contracts between the parties hereto, (ii) liquidate such cancelled Contracts in a commercially reasonable manner, and (iii) aggregate such liquidated amounts into a single liquidated settlement amount (the “Settlement Amount”) due, which shall be due and payable two (2) business days after written notice by the Non-defaulting Party. In addition, the Non-defaulting Party may set-off any amounts owed by the Defaulting Party to the Non-defaulting Party under any other agreements between the parties against any Settlement Amount owed by the Non-defaulting Party to the Defaulting Party hereunder.

The parties agree that each of them is a forward contract merchant as set forth in 11 U.S.C. Section 101(25). The parties also agree that this Contract and any other commodity contract between the parties are all forward contracts as defined in 11 U.S.C. Section 101(25). The payments and transfers described herein shall constitute “Settlement Payments” or “Margin Payments” as set forth in 11 U.S.C. Sections 101(51A) and (38).

Each Party consents to the recording of all telephone conversations between its representative and the representatives of the other Party.

This Contract is made on the basis of freight rates in effect on the date hereof. Any increase in freight rates taking effect before the full performance of this Contract shall be for the account of Seller unless otherwise adjusted and agreed upon between the parties at the time of the affected shipment.

All shipments of grain hereunder shall be made by Seller to the place of delivery designated herein. Buyer may subsequently designate any reasonable alternate place of delivery to facilitate Seller’s performance of this Contract but shall have no obligation to do so. Any increased shipping charges incurred under this provision shall be for Seller’s account and any reductions in shipping charges shall be for Buyer’s account; provided however, if the designated alternate delivery points are solely for Buyer’s convenience, increase shipping charges shall be for Buyer’s account.

Unless otherwise specified, each shipment hereunder will be applied to the oldest open contract between Buyer and Seller.

Buyer reserves the right to apply off-grade grain at market difference without first notifying Seller.

Buyer’s performance hereunder, or any delay in such performance, including the acceptance of deliveries of grain on the date or dates specified, shall be excused where such failure to perform or delay is attributable to any cause or reason beyond Buyer’s control, including without limitation lack of available storage space, equipment breakdown, labor trouble, governmental regulations, transportation difficulties, embargoes, civil disturbances, acts of God, or any other causes of the like or different character beyond Buyer’s control.

This Contract is intended by the parties as a final expression of their agreement and is intended also as a complete and exclusive statement of the terms and conditions of their agreement. This Contract is limited to the terms and conditions stated herein, which terms and conditions shall prevail insofar as they might in any way conflict with any terms or conditions of Seller’s confirmation.

There are hereby incorporated herein by reference the respective Equal Opportunity Clauses set forth in 41 C.F.R. para. 60-1.4 (a). 41 C.F.R. para. 60-250.4 and 41 C.F.R. para. 60-741.4 to extent the incorporation thereof is required by or necessary for compliance with applicable federal laws, regulations or orders. As used in such clauses, “contractor” shall mean the Seller hereunder. Unless otherwise exempt, this Purchase Order incorporates by reference the EEO Clause contained in 41 C.F.R. Sections 60-1.4,60-741.5, and 60-250.5.

CONTROVERSIES: Controversies and/or other disagreements between Buyer and Seller arising under this Contract shall be settled by arbitration which shall be a condition precedent to any right of legal action that either Buyer or Seller may have against the other party. Any arbitration shall be in accordance with the rules of the National Grain and Feed Association [NGFA]. At the time notice of arbitration is served by either Buyer or Seller upon the other, (i) if either is a member of NGFA, the NGFA Arbitration Committee shall serve as the arbitrator; (ii) if neither is a member of the NGFA, the American Arbitration Association shall serve as the arbitrator.

EXHIBIT “C”

SPECIFICATIONS; TRADE RULES

1.             General.  Each Party shall be responsible for the administration of and compliance with all applicable Trade Rules with its suppliers.  The standard of quality, specifications, method of analysis, sampling and adjustment procedures are defined in the Trade Rules and Buyer agrees to the specifications and procedures set forth in the applicable Trade Rules, unless otherwise noted herein.

2.             Trade Rules.  Buyer agrees to the standard of quality, specifications, methods of analysis, sampling and adjustment procedures in the applicable Trade Rules, unless otherwise noted herein.

3.             Specifications.  The specifications for Corn shall be as provided under the applicable Trade Rules unless agreed to in writing by Buyer and Gavilon.

4.             Analysis Methods.  Buyer shall use approved NGFA analysis methods and comply with the sampling procedures per the applicable Trade Rules.

5.             Testing.  In the event analysis by Buyer shows that any Corn obtained by Gavilon under Confirmed Orders is out-of-specification or nonconforming according to the applicable Trade Rules, Buyer shall timely notify Gavilon pursuant to the applicable Trade Rules and provide a copy of the test results.  A mutually agreeable laboratory may be used for analysis, if agreement on analysis results cannot be reached, and Buyer and Gavilon will share equally the costs for such third party analysis.  Gavilon is responsible for the final resolution of non-conforming product with its supplier, including filing of quality claims, securing adjustments and/or return of shipment.  In the event an analysis by Buyer shows that any Corn obtained by Buyer under Buyer’s Corn Orders is out-of-specification or non-conforming according to the applicable Trade Rules, Buyer shall be responsible for the final resolution of non-conforming product with its supplier, including filing of quality claims, securing adjustments and/or return of shipment.

EXHIBIT “D”

INSURANCE COVERAGES

Each Party shall be required to purchase, maintain and provide proof (via Certificate of Insurance) of the following insurance:

Commercial General Liability Insurance - $2 Million Combined Single Limit

Policy shall include coverage for liability resulting from Premises/Operations, Products and Completed Operations, Blanket and Contractual Liability.  Policy shall also include coverage for Broad Form Property Damage, including explosion, collapse and underground hazards.  Such insurance shall be on an occurrence basis.

Commercial Automobile Liability Insurance - $1 Million Combined Single Limit

Policy shall include coverage for liability resulting from the operation of all owned, non-owned and hired automobiles.

Such insurance shall be on an occurrence basis.

In addition, Buyer shall be required to maintain the following insurance:

Workers’ Compensation with statutory limits as required by the State of Minnesota.  Employers liability with limits of $1 million per accident, $1 million disease - each employee, and $1 million policy limits

Environmental Pollution Liability Insurance - $2 Million Combined Single Limit

Policy shall include coverage for bodily injury or property damage arising from the transportation, handling, storage, disposal, dumping, processing or treatment of waste.  Such insurance shall be on an occurrence basis.

Each Party shall also carry excess or umbrella liability insurance with limits of at least $4,000,000 per occurrence for bodily injury or property damage in excess of the limits afforded for general liability, automobile liability and environmental liability provided above.

All required policies of insurance shall be endorsed to provide that the insurance company shall notify the certificate holder at least thirty (30) days prior to the effective date of any cancellation or material change of such policies.  All insurance companies shall have an A.M. Best rating of A- or better.